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BLACKROCK FUNDS/SM/ (THE "REGISTRANT"): BLACKROCK STRATEGIC RISK ALLOCATION
FUND (THE "FUND")

Sub-Item 77K:
Changes in registrant's certifying accountant

Attached please find as an exhibit to Sub-Item 77K of Form N-SAR, information regarding a change in the Fund's independent registered public accounting firm.

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                                                                    EXHIBIT 77K

BLACKROCK FUNDS/SM/ (THE "REGISTRANT"): BLACKROCK STRATEGIC RISK ALLOCATION FUND (THE "FUND")

Sub-Item 77K
Changes in registrant's certifying accountant

Effective February 24, 2017, Deloitte & Touche LLP ("D&T") was dismissed as the independent registered public accounting firm to BlackRock Strategic Risk Allocation Fund (the "Fund"), a series of BlackRock Funds/SM/ (the "Registrant"). The Audit Committee of the Registrant's Board of Trustees (the "Board of Trustees") participated in, and approved, the decision to change the independent registered public accounting firm. D&T's reports on the Fund's financial statements for the fiscal periods ended July 31, 2016 and July 31, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Fund's fiscal periods ended July 31, 2016 and July 31, 2015 and the subsequent interim period through February 24, 2017, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund's financial statements for such periods, and
(ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board of Trustees approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Fund's independent registered public accounting firm for the fiscal year ending July 31, 2017. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund's prior independent registered public accounting firm, D&T. During the Fund's fiscal periods ended July 31, 2016 and July 31, 2015 and the subsequent interim period through February 24, 2017, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).

The Registrant has requested D&T to furnish it with a letter addressed to the Securities and Exchange Commission stating whether D&T agrees with the statements contained above. A copy of the letter from D&T to the Securities and Exchange Commission is filed as an exhibit hereto.

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